Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Mr. Denis Tontodonato
(704) 562 0082
Point Acquisition Corporation
Henan Province
People’s Republic of China
NEWS RELEASE

POWERSMART HOLDINGS LIMITED UTILIZES APOsm SERVICE TO GO PUBLIC AND COMPLETE PRIVATE FINANCING

Gongyi, China, April 25, 2007 – Point Acquisition Corporation ("Point Acquisition") (OTCBB: PAQN.OB) announced the closing of a share exchange transaction with the shareholder of Powersmart Holdings Limited., a British Virgin Islands corporation ("Powersmart") and a related private placement financing transaction. Point Acquisition will operate through its consolidated indirect Chinese subsidiaries to execute the current business plan of those subsidiaries.

In the share exchange transaction Powersmart’s stockholder, Mr. Shunqing Zhang, was issued 16,887,815 shares of Point Acquisition’s common stock in exchange for 100% of the issued and outstanding shares of Powersmart. In conjunction with the exchange transaction, Point Acquisition closed a private placement of its common stock in which it will issue 5,347,594 shares of its common stock in exchange for anticipated gross offering proceeds of $10 million, or approximately $1.87 per share, before payment of commissions and fees. Assuming the issuance of 5,347,594 shares of common stock to the investors, the shares of common stock held by such investors will represent approximately 21.9% of the total outstanding common stock of Point Acquisition, on a fully diluted basis. The shares of common stock received by Mr. Zhang in the exchange transaction represent 69.2% of the total issued and outstanding common stock of Point Acquisition, on a fully diluted basis, taking into account the shares issued to investors in the private placement. Following the consummation of the private placement, the number of shares of common stock of Point Acquisition issued and outstanding is 24,038,280.

In connection with the private placement, if a minimum $8.2 million net income for fiscal year 2007 or a minimum $13.5 million net income in fiscal year 2008 is not achieved then the investors and others involved in the transaction will be entitled to receive from Mr. Zhang additional shares of Point Acquisition’s common stock pursuant to a pre-defined formula agreed to between the parties and Mr. Zhang. For the fiscal year ended December 31, 2006 Powersmart reported consolidated revenues and net income of $27.5 million and $4.5 million, respectively. Point Acquisition expects to achieve revenues of $45.4 million for fiscal year ending December 31, 2007 and $68.4 million for fiscal year ending December 31, 2008. Additional information regarding these obligations can be found in the future SEC filings made by Point Acquisition.

As a result of the exchange transaction, Powersmart has become a wholly-owned subsidiary of Point Acquisition. Mr. Shunqing Zhang was elected to the Board of Directors of Point Acquisition and was appointed its President and Chief Executive Officer. Point Acquisition’s shares are listed on the Over-the-Counter Bulletin Board under the symbol, PAQN.OB.

Mr. Zhang stated, "We want to thank our financial advisor, HFG International, Limited, for facilitating our efforts in connection with our private financing and the going public transaction. These transactions have given us access to the U.S. capital markets, with the intent of capitalizing on significant growth opportunities."

Brean Murray, Carret & Co. acted as the placement agent in the $10 million private placement transaction. Heritage Management Consultants, Inc. provides professional, management and advisory services to Powersmart.

About Powersmart Holdings Corporation

Powersmart is a mineral based manufacturer whose products include monolithic refractories, ceramics and fracture proppant. Monolithic refractories serve as heat resistant protective linings in industrial furnaces and other heavy machinery used in the steel, iron, cement, glass and aluminum industries. Ceramic products are heat and erosion resistant which are used to house high voltage switches and fuses and to transfer liquids, solids and gases. Fracture proppant is used in operating oil wells to release trapped oil allowing it to be extracted to the earth’s surface. Powersmart conducts business through its Chinese based subsidiaries Henan Gengsheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd. and Henan Gaowen Materials Co., Ltd.

APOsm is a service mark of Halter Financial Group, Inc. ("HFG"). HFG’s APO services allow privately held corporations to go public via the reverse merger process and simultaneously complete a private capital raising transaction.

FORWARD LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of Point Acquisition and its subsidiary companies, including statements regarding the ability of the Company and its subsidiaries to follow its business strategy, plans and objectives and capitalize on growth opportunities, the ability of the Company to achieve revenue expectations and any other statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to Point Acquisition or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. Point Acquisition does not assume a duty to update these forward-looking statements.